Exhibit 99.1
SUPERVALU Reports First Quarter Fiscal 2018 Results

•	Consolidated net sales increased by $239 million, or 6.3%, over last year's first quarter

•	Wholesale net sales increased by 12.4% over last year's first quarter driven by distribution to new customers

•	First quarter net earnings from continuing operations of $12 million; Adjusted EBITDA of $143 million

MINNEAPOLIS - (BUSINESS WIRE) - July 25, 2017--SUPERVALU INC. (NYSE: SVU) today reported first quarter fiscal 2018 consolidated net sales of $4.00 billion and net earnings from continuing operations of $12 million, or $0.04 per diluted share, which included $12 million of after-tax charges and costs, comprised of a legal reserve charge, merger and integration costs, unamortized financing charges, debt refinancing costs and severance costs, partially offset by a gain on a surplus property sale and a gain on store closure. When adjusted for these items, first quarter fiscal 2018 net earnings from continuing operations were $24 million, or $0.09 per diluted share.
Net earnings from continuing operations for last year’s first quarter were $20 million, or $0.07 per diluted share, which included $2 million in after-tax charges and costs, comprised of unamortized financing charges and debt refinancing costs, offset in part by a sales and use tax refund as well as a severance benefit. When adjusted for these items, first quarter fiscal 2017 net earnings from continuing operations were $22 million, or $0.08 per diluted share. [See tables 1-4 for a reconciliation of GAAP and non-GAAP (adjusted) results appearing in this release.]
“The results generated this quarter by our Wholesale business were outstanding and demonstrate our ability to deliver on our strategy and commitment toward growing this segment,” said President and CEO Mark Gross.  “Additionally, we’re thrilled that we closed on the acquisition of Unified Grocers shortly after the end of our first quarter, and we’re now working together as one team to drive the business and integration efforts forward. We’ll begin reporting results in our second fiscal quarter that include the Unified business.”
First Quarter Results – Continuing Operations
First quarter net sales were $4.00 billion compared to $3.77 billion last year, an increase of $239 million or 6.3 percent. Total net sales within the Wholesale segment increased 12.4 percent. Retail identical store sales were negative 4.9 percent. Fees earned under services agreements in the first quarter were $55 million compared to $59 million last year.
Gross profit for the first quarter was $551 million, or 13.8 percent of net sales. Last year’s first quarter gross profit was $549 million, or 14.6 percent of net sales. The gross profit rate decrease compared to last year is primarily due to the change in business segment mix, with Wholesale representing a larger portion of total sales and gross profit.
Selling and administrative expenses in the first quarter were $484 million, and included a legal reserve charge of $9 million, merger and integration costs of $4 million and severance costs of $3 million, partially offset by a gain on property sale of $2 million and a gain from a store closure of $1 million. When adjusted for these items, selling and administrative expenses were $471 million, or 11.8 percent of net sales. Selling and administrative expenses in last year’s first quarter were $460 million, and included a sales and use tax refund of $2 million and a severance benefit of $1 million. When adjusted for these items, last year's selling and administrative expenses were $463 million, or 12.3 percent of net sales. The decrease in the adjusted selling and administrative expense rate compared to last year was primarily driven by the change in business mix, with Wholesale representing a larger portion of total sales and selling and administrative expenses, and higher pension income as well as lower depreciation expense.
Net interest expense for the first quarter was $43 million, and included $3 million of unamortized financing charges and $2 million of debt refinancing costs. When adjusted for these items, net interest expense was $38 million. Last year's first quarter net interest expense was $60 million, and included $5 million of unamortized financing charges and $2 million of debt refinancing costs. When adjusted for these items, net interest expense for last year was $53 million. The decrease in interest expense was driven by lower average outstanding debt balances.
Income tax expense was $14 million, or 52.0 percent of pre-tax earnings, for the first quarter, compared to income tax expense of $10 million, or 33.7 percent of pre-tax earnings, in last year’s first quarter. The change in the effective tax rate was primarily due to tax expense related to the adoption of a new accounting standard for stock-based compensation.

Wholesale
First quarter Wholesale net sales were $2.56 billion, compared to $2.28 billion last year, an increase of 12.4 percent. The net sales increase is primarily due to sales to new customers and increased sales to new stores operated by existing customers, partially offset by stores no longer being supplied by Supervalu and lower military sales.
Wholesale operating earnings in the first quarter were $62 million, or 2.4 percent of net sales, and included a $9 million legal reserve charge. When adjusted for this item, Wholesale operating earnings were $71 million, or 2.8 percent of net sales. Last year’s first quarter Wholesale operating earnings were $64 million, or 2.8 percent of net sales.
Retail
First quarter Retail net sales were $1.39 billion, compared to $1.43 billion last year, a decrease of 2.7 percent. The net sales decrease reflects identical store sales of negative 4.9 percent and closed stores, partially offset by sales from acquired and new stores.
Retail operating loss in the first quarter was $4 million, or negative 0.3 percent of net sales and included $1 million of severance costs, which were offset by $1 million of a gain from a store closure. Last year’s first quarter Retail operating earnings were $8 million, or 0.6 percent of net sales. The decrease in Retail operating earnings was driven by the impact of lower sales and higher employee costs, partially due to acquired and new stores.
Corporate
First quarter fees earned under services agreements were $55 million compared to $59 million last year.
Net Corporate operating earnings in the first quarter were $9 million, and included $4 million of merger and integration costs and $2 million of severance costs, partially offset by a $2 million gain on sale of property. When adjusted for these items, net Corporate operating earnings were $13 million. Last year’s first quarter net Corporate operating earnings were $17 million and included a $2 million sales and use tax refund as well as a $1 million severance benefit. When adjusted for these items, last year's net Corporate operating earnings were $14 million.
Cash Flows – Continuing Operations
First quarter of fiscal 2018 net cash flows provided by operating activities of continuing operations were $47 million compared to $122 million last year, primarily due to cash utilized to build inventories to support higher Wholesale sales volumes and lower cash generated from earnings. First quarter of fiscal 2018 net cash flows used in investing activities of continuing operations were $80 million compared to $36 million last year, primarily due to a distribution center acquisition. First quarter of fiscal 2018 net cash flows provided by financing activities of continuing operations were $5 million compared to net cash flows used in financing activities of $60 million last year, primarily reflecting lower net payments on debt obligations.
Fiscal 2018 Outlook
Supervalu currently expects net earnings from continuing operations to be in the range of $51 million to $70 million. Adjusted EBITDA, including the contribution from Unified Grocers, is expected to be in the range of $475 million to $495 million. A reconciliation of projected net earnings from continuing operations to projected Adjusted EBITDA, and certain factors affecting the range of expected earnings, is presented in table 5.
Conference Call
A conference call to review the first quarter results is scheduled for 9:00 a.m. central time today. The call will be webcast live at www.supervaluinvestors.com (click on microphone icon). A replay of the call will be archived at www.supervaluinvestors.com. To access the website replay, go to the "Investors" link and click on "Presentations and Webcasts."

About SUPERVALU INC.
(The following information does not include Unified Grocers which became part of SUPERVALU on June 23, 2017)
SUPERVALU INC. is one of the largest grocery wholesalers and retailers in the U.S. with annual sales of approximately $13 billion. SUPERVALU serves customers across the United States through a network of 2,289 stores composed of 2,072 stores operated by wholesale customers serviced primarily by Supervalu’s food distribution business, 217 traditional retail grocery stores operated under five retail banners in six geographic regions (store counts as of June 17, 2017). Headquartered in Minnesota, SUPERVALU has approximately 30,000 employees. For more information about SUPERVALU visit www.supervalu.com.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.
Except for the historical and factual information, the matters set forth in this news release and related conference call, particularly those pertaining to SUPERVALU’s expectations, guidance, or future operating results, and other statements identified by words such as “estimates,” “expects,” “projects,” “plans,” “intends,” “outlook” and similar expressions are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including competition, ability to execute operations and initiatives, ability to realize benefits from acquisitions and dispositions, ability to grow sales, reliance on the wholesale customers' performance, failure to perform services, wind down of Supervalu’s relationships with Albertson’s LLC and New Albertson’s, Inc., ability to maintain or increase margins or identical store sales, restrictive covenants from indebtedness, labor relations issues, escalating costs of providing employee benefits, intrusions to and disruption of information technology systems, changes in military business, adequacy of insurance, asset impairment charges, fluctuations in our common stock price, impact of economic conditions, commodity pricing, severe weather, disruption to supply chain and distribution network, governmental regulation, food and drug safety issues, legal proceedings, pharmacy reimbursement and health care financing, intellectual property protection, and other risk factors relating to our business or industry as detailed from time to time in SUPERVALU's reports filed with the SEC. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, SUPERVALU undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In millions, except percent and per share data)

	First Quarter Ended
	June 17, 2017 (16 weeks)		June 18, 2016 (16 weeks)
Net sales	$4,004	100.0%	$3,765	100.0%
Cost of sales	3,453	86.2	3,216	85.4
Gross profit	551	13.8	549	14.6
Selling and administrative expenses(1)	484	12.1	460	12.2
Operating earnings	67	1.7	89	2.4
Interest expense, net(1)	43	1.1	60	1.6
Equity in earnings of unconsolidated affiliates	(2)	—	(1)	—
Earnings from continuing operations before income taxes(1)	26	0.6	30	0.8
Income tax provision(1)	14	0.3	10	0.3
Net earnings from continuing operations(1)(2)	12	0.3	20	0.5
Income from discontinued operations, net of tax	—	—	27	0.7
Net earnings including noncontrolling interests	12	0.3	47	1.3
Less net earnings attributable to noncontrolling interests	(1)	—	(1)	—
Net earnings attributable to SUPERVALU INC.	$11	0.3%	$46	1.2%

Basic net earnings per share attributable to SUPERVALU INC.:(3)
Continuing operations	$0.04		$0.07
Discontinued operations	$—		$0.10
Basic net earnings per share	$0.04		$0.17
Diluted net earnings per share attributable to SUPERVALU INC.:(3)
Continuing operations(1)	$0.04		$0.07
Discontinued operations	$—		$0.10
Diluted net earnings per share	$0.04		$0.17
Weighted average number of shares outstanding:(3)
Basic	267		264
Diluted	269		267

(1)
Results from continuing operations for the first quarter ended June 17, 2017 include net charges and costs of $18 before tax ($12 after tax, or $0.05 per diluted share), comprised of a legal reserve charge of $9 before tax ($6 after tax, or $0.02 per diluted share), merger and integration costs of $4 before tax ($3 after tax, or $0.01 per diluted share) and severance costs of $3 before tax ($1 after tax, or $0.01 per diluted share), offset in part by a gain on sale of property of $2 before tax ($1 after tax, or $0.00 per diluted share) and a benefit from a store closure of $1 before tax ($0 after tax, or $0.00 per diluted share) within Selling and administrative expenses, and unamortized financing charges of $3 before tax ($2 after tax, or $0.01 per diluted share) and debt refinancing costs of $2 before tax ($1 after tax, or $0.00 per diluted share) within Interest expense, net.

Results from continuing operations for the first quarter ended June 18, 2016 include net charges and costs of $4 before tax ($2 after tax, or $0.01 per diluted share), comprised of unamortized financing charges of $5 before tax ($3 after tax, or $0.01 per diluted share) and debt refinancing costs of $2 before tax ($1 after tax, or $0.00 per diluted share) within Interest expense, net, offset by a sales and use tax refund of $2 before tax ($1 after tax, or $0.00 per diluted share) and severance cost benefits of $1 before tax ($1 after tax, or $0.00 per diluted share) within Selling and administrative expenses.

(2)
The results of operations, financial position and cash flows of Save-A-Lot are reported as discontinued operations for all periods presented. Accordingly, Supervalu’s consolidated financial statements have been recast from their previous presentation. The results of Save-A-Lot for the comparative quarterly periods are disclosed within Note 14—Discontinued Operations within the Condensed Consolidated Financial Statements in Supervalu's Quarterly Report on Form 10-Q for the first quarter of fiscal 2018.

In recasting the results for the selected quarterly financial data disclosure in Supervalu’s Annual Report on Form 10-K for the fiscal year ended February 25, 2017, Supervalu supplementally disclosed a previously unreported quarterly measure of net earnings from continuing operations within the Unaudited Quarterly Financial Information. This disclosure contained an inadvertent presentation error for the first and second quarters of fiscal 2017. For the first quarter of fiscal 2017, tax expense of $17 was not allocated from continuing operations to discontinued operations, resulting in an understatement of Net earnings from continuing operations of $17 (such that Net earnings from continuing operations should have been $20 instead of $3 for the first quarter of fiscal 2017). The error had an offsetting impact to the second quarter of fiscal 2017, resulting in an overstatement of Net earnings from continuing operations of $17 in that quarter (such that Net earnings from continuing operations should have been $12 instead of $29 for the second quarter of fiscal 2017). There was no impact to total Net earnings attributable to SUPERVALU INC. within the Unaudited Quarterly Financial Information and no impact to any amounts previously reported on Quarterly Reports on Form 10-Q. There was no impact to any annual amounts previously presented. Supervalu has corrected for the presentation error in the amounts included within the Condensed Consolidated Statements of Operations for the first quarter of fiscal 2017 and will undertake future reclassification corrections during the second quarter for the offsetting overstatement of Net earnings from continuing operations of $17 in the second quarter of fiscal 2017.

(3)
On July 19, 2017, Supervalu held its annual meeting of stockholders, at which stockholders authorized the Board of Directors to effect a reverse stock split. Also on July 19, 2017 following the stockholder meeting, the Board of Directors approved a 1-for-7 reverse stock split of Supervalu’s common stock. Supervalu’s common stock will begin trading on a split-adjusted basis when the market opens on August 2, 2017, and accordingly, Supervalu’s common stock is not yet trading on a reverse stock split basis. The weighted average number of shares outstanding and earnings per share presented within this Condensed Consolidated Statements of Operations and earnings release have not been pro forma adjusted to give effect to the 1-for-7 reverse stock split.

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In millions, except par value data)

	June 17, 2017	February 25, 2017
ASSETS
Current assets
Cash and cash equivalents	$252	$332
Receivables, net	411	386
Inventories, net	825	764
Other current assets	63	59
Total current assets	1,551	1,541
Property, plant and equipment, net	1,011	1,004
Goodwill	710	710
Intangible assets, net	35	39
Deferred tax assets	158	165
Other assets	130	121
Total assets	$3,595	$3,580
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$940	$881
Accrued vacation, compensation and benefits	147	150
Current maturities of long-term debt and capital lease obligations	30	26
Other current liabilities	125	172
Total current liabilities	1,242	1,229
Long-term debt	1,282	1,263
Long-term capital lease obligations	179	186
Pension and other postretirement benefit obligations	305	322
Long-term tax liabilities	64	63
Other long-term liabilities	126	134
Commitments and contingencies
Stockholders’ equity
Common stock, $0.01 par value: 400 shares authorized; 269 and 268 shares issued, respectively	3	3
Capital in excess of par value	2,832	2,828
Treasury stock, at cost, 0 and 0 shares, respectively	(3)	(2)
Accumulated other comprehensive loss	(278)	(278)
Accumulated deficit	(2,164)	(2,175)
Total SUPERVALU INC. stockholders’ equity	390	376
Noncontrolling interests	7	7
Total stockholders’ equity	397	383
Total liabilities and stockholders’ equity	$3,595	$3,580

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In millions)

	First Quarter Ended
	June 17, 2017 (16 weeks)	June 18, 2016 (16 weeks)
Cash flows from operating activities
Net earnings including noncontrolling interests	$12	$47
Income from discontinued operations, net of tax	—	27
Net earnings from continuing operations	12	20
Adjustments to reconcile Net earnings from continuing operations to Net cash provided by operating activities – continuing operations:
Asset impairment and other charges	—	1
Loss on debt extinguishment	5	7
Net gain on sale of assets and exits of surplus leases	(2)	(1)
Depreciation and amortization	60	64
LIFO charge	2	2
Deferred income taxes	8	19
Stock-based compensation	6	4
Net pension and other postretirement benefit income	(17)	(7)
Contributions to pension and other postretirement benefit plans	(1)	(1)
Other adjustments	9	4
Changes in operating assets and liabilities, net of effects from business acquisitions	(35)	10
Net cash provided by operating activities – continuing operations	47	122
Net cash (used in) provided by operating activities – discontinued operations	(55)	1
Net cash (used in) provided by operating activities	(8)	123
Cash flows from investing activities
Proceeds from sale of assets	4	1
Purchases of property, plant and equipment	(84)	(35)
Payments for business acquisitions	—	(2)
Net cash used in investing activities – continuing operations	(80)	(36)
Net cash provided by (used in) investing activities – discontinued operations	3	(25)
Net cash used in investing activities	(77)	(61)
Cash flows from financing activities
Proceeds from revolving credit facility	49	1,116
Payments on revolving credit facility	(49)	(1,058)
Proceeds from issuance of debt	550	—
Payments of debt and capital lease obligations	(532)	(108)
Payments for shares traded for taxes	(3)	(2)
Payments for debt financing costs	(8)	(5)
Distributions to noncontrolling interests	(2)	(3)
Net cash provided by (used in) financing activities	5	(60)
Net (decrease) increase in cash and cash equivalents	(80)	2
Cash and cash equivalents at beginning of period	332	57
Cash and cash equivalents at the end of period	$252	$59
Less cash and cash equivalents of discontinued operations at end of period	—	(16)
Cash and cash equivalents of continuing operations at end of period	$252	$43
SUPPLEMENTAL CASH FLOW INFORMATION
Non-cash investing and financing activities were as follows:
Purchases of property, plant and equipment included in Accounts payable	$13	$20
Capital lease asset additions	$1	$7
Interest and income taxes paid:
Interest paid, net of amounts capitalized	$47	$54
Income taxes paid, net	$37	$3

SUPERVALU INC. and Subsidiaries
SUPPLEMENTAL FINANCIAL INFORMATION
(Unaudited)
(In millions)
Net Sales by Segment

	First Quarter Ended
(In millions)	June 17, 2017 (16 weeks)	June 18, 2016 (16 weeks)
Wholesale	$2,556	$2,275
Retail	1,393	1,431
Corporate	55	59
Total net sales	$4,004	$3,765
Non-GAAP Financial Measures
SUPERVALU INC.'s ("Supervalu") condensed consolidated financial statements are prepared and presented in accordance with generally accepted accounting principles ("GAAP"). The measures and items identified below, and the adjusted Selling and administrative expenses, are provided as a supplement to our condensed consolidated financial statements and should not be considered an alternative to any GAAP measure of performance or liquidity. The presentation of these financial measures and items is not intended to be a substitute for or be superior to any financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. Certain adjustments to our GAAP financial measures exclude certain items that are recurring in nature and may be reflected in our financial results for the foreseeable future. These measurements and items may be different from non-GAAP financial measures used by other companies. All measurements are provided as a reconciliation from a GAAP measurement. Management believes the measurements and items identified below are important measures of business performance that provide investors with useful supplemental information. Supervalu utilizes certain non-GAAP measures to analyze underlying core business trends to understand operating performance. In addition, management utilizes certain non-GAAP measures as a compensation performance measure. The items below should be reviewed in conjunction with Supervalu's financial results reported in accordance with GAAP, as reported in Supervalu's Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K for the fiscal year ended February 25, 2017.

RECONCILIATIONS OF EARNINGS FROM CONTINUING OPERATIONS TO EARNINGS FROM CONTINUING OPERATIONS AFTER ADJUSTMENTS

Table 1
	First Quarter Ended June 17, 2017
(In millions, except per share data)	Earnings Before Tax	Earnings After Tax	Diluted Earnings Per Share
Continuing operations	$26	$12	$0.04
Adjustments:
Legal reserve charge	9	6	0.02
Merger and integration costs	4	3	0.01
Unamortized financing charges	3	2	0.01
Severance costs	3	1	0.01
Debt refinancing costs	2	1	—
Gain on store closure	(1)	—	—
Gain on sale of property	(2)	(1)	—
Continuing operations after adjustments	$44	$24	$0.09

Table 2
	First Quarter Ended June 18, 2016
(In millions, except per share data)	Earnings Before Tax	Earnings After Tax	Diluted Earnings Per Share
Continuing operations	$30	$20	$0.07
Adjustments:
Unamortized financing charges	5	3	0.01
Debt refinancing costs	2	1	—
Severance costs	(1)	(1)	—
Sales and use tax refund	(2)	(1)	—
Continuing operations after adjustments	$34	$22	$0.08

RECONCILIATIONS OF NET EARNINGS FROM CONTINUING OPERATIONS TO ADJUSTED EBITDA AND PRO FORMA ADJUSTED EBITDA

Table 3
	First Quarter Ended
(In millions)	June 17, 2017 (16 weeks)	June 18, 2016 (16 weeks)
Results of operations, as reported
Net earnings from continuing operations	$12	$20
Income tax provision	14	10
Equity in earnings of unconsolidated affiliates	(2)	(1)
Interest expense, net	43	60
Total operating earnings	$67	$89
Add Equity in earnings of unconsolidated affiliates	2	1
Less net earnings attributable to noncontrolling interests	(1)	(1)
Depreciation and amortization	60	64
LIFO charge	2	2
Legal reserve charge	9	—
Merger and integration costs	4	—
Severance costs	3	(1)
Gain on store closure	(1)	—
Gain on sale of property	(2)	—
Sales and use tax refund	—	(2)
Adjusted EBITDA(1)	$143	$152
Pro forma adjustments:
Net sales(2)	—	16
Cost of sales(3)	—	(6)
Total pro forma adjustments	—	10
Pro forma adjusted EBITDA	$143	$162

(1)
Supervalu's measure of adjusted EBITDA includes operating earnings, as reported, plus depreciation and amortization, LIFO charge, equity earnings of unconsolidated affiliates and certain adjustment items as determined by management, and less net earnings attributable to noncontrolling interests.

(2)
This adjustment reflects (1) the fees that Supervalu expects to recognize in connection with performing services for Save-A-Lot under the services agreement entered into with Save-A-Lot on December 5, 2016 (the "Services Agreement") and (2) Wholesale distribution sales to Save-A-Lot pursuant to a customer agreement between Supervalu and Save-A-Lot that had historically been intercompany sales. Actual Services Agreement fees are subject to adjustments pursuant to the terms of the Services Agreement including for changes in service levels. This adjustment only applies to time periods prior to the sale of Save-A-Lot on December 5, 2016.

(3)
This adjustment reflects the Cost of sales related to Wholesale’s distribution to Save-A-Lot, which was previously eliminated on an intercompany basis. No adjustment for expenses related to the Services Agreement has been included within Cost of sales because the shared service center costs incurred to support back office functions related to the Services Agreement represent administrative overhead costs that have been included within Selling and administrative expenses within Supervalu’s historical consolidated financial statements. This adjustment only applies to time periods prior to the sale of Save-A-Lot on December 5, 2016.

RECONCILIATION OF NET EARNINGS FROM CONTINUING OPERATIONS TO TOTAL AND SEGMENT OPERATING EARNINGS, TO SUPPLEMENTALLY PROVIDED TOTAL AND SEGMENT ADJUSTED EBITDA

Table 4
	First Quarter Ended
(In millions)	June 17, 2017 (16 weeks)	June 18, 2016 (16 weeks)
Results of operations, as reported:
Net earnings from continuing operations	$12	$20
Income tax provision	14	10
Equity in earnings of unconsolidated affiliates	(2)	(1)
Interest expense, net	43	60
Total operating earnings	$67	$89
Reconciliation of segment operating earnings to total operating earnings, as reported:
Wholesale operating earnings	$62	$64
Retail operating (loss) earnings	(4)	8
Corporate operating earnings	9	17
Total operating earnings	$67	$89
Reconciliation of segment operating earnings, as reported, to segment Adjusted EBITDA:
Wholesale operating earnings, as reported	$62	$64
Adjustments:
Legal reserve charge	9	—
Wholesale operating earnings, as adjusted	71	64
Wholesale depreciation and amortization	18	16
LIFO charge	1	1
Wholesale adjusted EBITDA(1)	$90	$81

Retail operating (loss) earnings, as reported	$(4)	$8
Adjustments:
Severance costs	1	—
Gain on store closure	(1)	—
Retail operating earnings, as adjusted	(4)	8
Retail depreciation and amortization	40	46
LIFO charge	1	1
Equity in earnings of unconsolidated affiliates	2	1
Net earnings attributable to noncontrolling interests	(1)	(1)
Retail adjusted EBITDA(1)	$38	$55

Corporate operating earnings, as reported	$9	$17
Adjustments:
Merger and integration costs	4	—
Severance costs	2	(1)
Gain on sale of property	(2)	—
Sales and use tax refund	—	(2)
Corporate operating earnings, as adjusted	13	14
Corporate depreciation and amortization	2	2
Corporate adjusted EBITDA(1)	$15	$16
Total adjusted EBITDA(1)	$143	$152
Pro forma adjustments:
Net sales(2)	—	16
Cost of sales(3)	—	(6)
Total Pro forma adjustments	—	10
Pro Forma Adjusted EBITDA	$143	$162

(1)
Supervalu's measure of adjusted EBITDA includes Supervalu's segment operating earnings (loss), as reported, plus depreciation and amortization, LIFO charge, equity earnings of unconsolidated affiliates and certain adjustment items as determined by management, and less net earnings attributable to noncontrolling interests.

(2)
This adjustment reflects (1) the fees that Supervalu expects to recognize in connection with performing services for Save-A-Lot under the Services Agreement and (2) Wholesale distribution sales to Save-A-Lot pursuant to a customer agreement between Supervalu and Save-A-Lot that had historically been intercompany sales. Actual Services Agreement fees are subject to adjustments pursuant to the terms of the Services Agreement including for changes in service levels. This adjustment only applies to time periods prior to the sale of Save-A-Lot on December 5, 2016.

(3)
This adjustment reflects the Cost of sales related to Wholesale’s distribution to Save-A-Lot, which was previously eliminated on an intercompany basis. No adjustment for expenses related to the Services Agreement has been included within Cost of sales because the shared service center costs incurred to support back office functions related to the Services Agreement represent administrative overhead costs that have been included within Selling and administrative expenses within Supervalu’s historical consolidated financial statements. This adjustment only applies to time periods prior to the sale of Save-A-Lot on December 5, 2016.

Table 5
Fiscal 2018 Outlook
The following table reconciles Supervalu’s outlook for full year fiscal 2018 Adjusted EBITDA to Net earnings from continuing operations, the most comparable GAAP measure. This outlook includes results from Supervalu’s acquisition of Unified Grocers, Inc. that closed on June 23, 2017, except that Supervalu has not included the future impact of purchase accounting allocations because they have not been finalized yet. Additional adjustments not related to our on-going business performance may also arise during fiscal 2018.

RECONCILIATION OF PROJECTED NET EARNINGS FROM CONTINUING OPERATIONS TO PROJECTED ADJUSTED EBITDA

	For the Fiscal Year Ending February 24, 2018 (52 weeks)
(In millions)	Projected Low End Amount	Projected High End Amount
Results of operations, as projected
Net earnings from continuing operations	$51	$70
Income tax provision	36	47
Equity in earnings of unconsolidated affiliates	(4)	(4)
Interest expense, net	134	134
Total operating earnings	$217	$247
Add Equity in earnings of unconsolidated affiliates	4	4
Less net earnings attributable to noncontrolling interests	(2)	(2)
Depreciation and amortization	202	202
LIFO charge	6	6
Legal reserve charge	9	9
Merger and integration costs	39	29
Severance costs	3	3
Gain on store closure	(1)	(1)
Gain on sale of property	(2)	(2)
Adjusted EBITDA	$475	$495
Management is providing an outlook for fiscal 2018 Adjusted EBITDA, which is a non-GAAP financial measure, because management believes Adjusted EBITDA is an important measure of business performance that provide investors with useful supplemental information. Supervalu utilizes non-GAAP measures to analyze underlying core business trends to understand operating performance and as a compensation performance measure.

CONTACT:
SUPERVALU INC.
Investor Contact
Steve Bloomquist, 952-828-4144
steve.j.bloomquist@supervalu.com

or
Media Contact
Jeff Swanson, 952-903-1645
jeffrey.s.swanson@supervalu.com